Ernst & Young LLP
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December 8, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read item 4.01 of Form 8-K/A dated December 8, 2004, of American Express Incentive Savings Plan and are in agreement with the fourth sentence of the first paragraph and the statements contained in the second and third paragraphs on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


Very truly yours,

Ernst & Young LLP